Exhibit 99.1

Media Hotline: 1-888-326-6694
Resource Center: 1-800-732-6643

Contact:	Janis Smith 202-752-6673
Number: 4522a
Date: November 10, 2008
Fannie Mae Reports Third Quarter 2008 Results
Net loss of $29.0 Billion Driven by Deteriorating Mortgage-Market Conditions
and Income Tax Provision
WASHINGTON, DC — Fannie Mae (FNM/NYSE) reported a loss of $29.0 billion, or ($13.00) per diluted share, in the third quarter of 2008, compared with a second quarter 2008 loss of $2.3 billion, or ($2.54) per diluted share. Third-quarter results were driven primarily by a $21.4 billion non-cash charge to establish a valuation allowance against deferred tax assets, as well as $9.2 billion in credit-related expenses arising from the ongoing deterioration in mortgage credit conditions and declining home prices. The company on September 6, 2008, began operating under the conservatorship of the Federal Housing Finance Agency (FHFA).
Summary of Third-Quarter Financial Results

(dollars in millions)	Q3 2008	Q2 2008	Variance	Q3 2007(1)	Variance

Net interest income	$2,355	$2,057	$298	$1,058	$1,297
Guaranty fee income	1,475	1,608	(133)	1,232	243
Trust management income	65	75	(10)	146	(81)
Fee and other income	164	225	(61)	217	(53)

Net revenues	4,059	3,965	94	2,653	1,406
Fair value gains (losses), net	(3,947)	517	(4,464)	(2,082)	(1,865)
Investment losses, net	(1,624)	(883)	(741)	(159)	(1,465)
Losses from partnership investments	(587)	(195)	(392)	(147)	(440)
Losses on certain guaranty contracts (2)	—	—	—	(294)	294
Credit-related expenses	(9,241)	(5,349)	(3,892)	(1,200)	(8,041)
Administrative expenses	(401)	(512)	111	(660)	259
Other non-interest expenses	(147)	(286)	139	(95)	(52)

Net losses and expenses	(15,947)	(6,708)	(9,239)	(4,637)	(11,310)
Loss before federal income taxes and extraordinary losses	(11,888)	(2,743)	(9,145)	(1,984)	(9,904)
Provision (benefit) for federal income taxes	17,011	(476)	17,487	(582)	17,593
Extraordinary gains (losses), net of tax effect	(95)	(33)	(62)	3	(98)

Net loss	$(28,994)	$(2,300)	$(26,694)	$(1,399)	$(27,595)

Diluted loss per common share	$(13.00)	$(2.54)	$(10.46)	$(1.56)	$(11.44)

(1)	Certain amounts have been reclassified to conform to the current presentation.

(2)	Amounts reflect a change in valuation methodology in conjunction with the adoption of SFAS 157 on January 1, 2008.
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Fannie Mae Third Quarter Results
Page Two
Net revenue rose 2.4 percent to $4.1 billion in the third quarter from $4.0 billion in the second quarter:
•	Net interest income was $2.4 billion, up 14.5 percent from $2.1 billion in the second quarter, driven by the reduction in short-term borrowing rates, which reduced the average cost of our debt.

•	Guaranty fee income was $1.5 billion, down 8.3 percent from $1.6 billion in the second quarter, driven primarily by fair value losses on certain guaranty assets.
The valuation allowance against deferred tax assets, which we established by taking a non-cash charge, totaled $21.4 billion. The allowance was the driver of the $17.0 billion third-quarter provision for federal income taxes. The valuation allowance against deferred tax assets is discussed below under “Net Worth.”
Credit-related expenses, which are the total provision for credit losses plus foreclosed property expense, were $9.2 billion in the third quarter, compared with $5.3 billion in the second quarter. The increase was driven by higher charge-offs in our mortgage credit book of business, as well as a $6.7 billion addition to the combined loss reserves to cover our current estimate of losses in our book of business that will be recorded as charge-offs in future periods.
Combined loss reserves stood at $15.6 billion on September 30, up from $8.9 billion at the end of the second quarter. The combined loss reserves on September 30 were 53 basis points of our guaranty book of business compared with 31 basis points on June 30. We have substantially increased our combined loss reserves to cover losses we believe will be recorded over time in charge-offs.
Net fair-value losses were $3.9 billion in the third quarter, compared with $517 million of fair-value gains in the second quarter. The primary drivers were $2.9 billion in trading securities losses arising from a significant widening of credit spreads, and $3.3 billion in derivatives losses driven by interest rate declines, partially offset by gains on hedged mortgage assets.
Net investment losses were $1.6 billion in the quarter, compared with losses of $883 million in the second quarter. The third-quarter loss was driven by other-than-temporary impairments of $1.8 billion recorded primarily on private-label securities backed by Alt-A and subprime mortgages, and reflected a reduction in expected cash flows for a portion of our private-label securities portfolio. Net investment losses also included $293 million of gains on the sale of available-for-sale securities.
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Fannie Mae Third Quarter Results
Page Three
Nonperforming loans were $63.6 billion, or 2.2 percent of our total guaranty book of business, on September 30, compared with $46.1 billion, or 1.6 percent, as of June 30. Our total nonperforming assets, which consist of nonperforming loans together with our inventory of foreclosed properties, were $71.0 billion, or 2.4 percent of our total guaranty book of business and foreclosed properties, compared with nonperforming assets of $52.0 billion, or 1.8 percent, on June 30.
Single-family foreclosure rate, reflecting the number of single-family properties acquired through foreclosure as a percentage of the total number of loans in our conventional single-family mortgage credit book of business, was 0.40 percent for the nine months ended September 30 and was 0.16 percent for the third quarter of 2008, compared with 0.13 percent for the second quarter. Our inventory of single-family foreclosed properties was 67,519 on September 30, compared with 54,173 as of June 30, and 33,729 as of December 31, 2007.
Loss per share increased from ($2.54) in the second quarter to ($13.00) in the third quarter. The per-share figure takes into account the dilutive effect of the common stock warrant issued to the U.S. Treasury. Weighted-average common shares outstanding in the third quarter on a basic and fully diluted basis were approximately 2,262,000,000.
Further information about our credit performance, the characteristics of our mortgage credit book of business, the drivers of our credit losses, and other measures is contained in the “2008 Q3 10-Q Credit Supplement” on Fannie Mae’s Web site, www.fanniemae.com. We provide a complete discussion of market conditions, our financial condition, credit performance, the fair-value balance sheet and other matters in our quarterly report on Form 10-Q for the period ended September 30, 2008.
Net Worth
Our net worth, which equals our assets less our liabilities, was $9.4 billion on September 30, compared with $41.4 billion on June 30. Net worth is substantially the same as stockholders’ equity except that net worth also includes minority interests that third parties own in our consolidated subsidiaries. Our stockholders’ equity on September 30 was $9.3 billion.
Deferred Tax Assets: The primary driver of our decrease in capital was a $21.4 billion non-cash charge to establish a valuation allowance against the company’s deferred tax assets, as noted above. Deferred tax assets arise when we expect future tax benefits to result from tax credits, and from differences between our financial statement carrying amounts and our tax bases for our assets and liabilities.
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Fannie Mae Third Quarter Results
Page Four
The valuation allowance was the result of management’s conclusion that, as of September 30, 2008, it was more likely than not that the company would not generate taxable income in future periods sufficient to realize the full value of these assets.
Our conclusion was based on our consideration of the relative weight of the available evidence, including the rapid deterioration of market conditions, the uncertainty of future market conditions on our results of operations and significant uncertainty surrounding our future business model as a result of the placement of the company into conservatorship by the Director of FHFA. This charge reduced our net deferred tax assets to $4.6 billion as of September 30, 2008, from $20.6 billion as of June 30, 2008. The remaining deferred tax assets could be subject to an additional valuation allowance in the future.
Regulatory Capital Requirements: FHFA announced on October 9, 2008, that our existing statutory and FHFA-directed regulatory capital requirements will not be binding during the conservatorship. Under a senior preferred stock purchase agreement with Treasury, Treasury has agreed to provide up to $100 billion cash, in exchange for increases to the liquidation preference of its senior preferred stock, necessary to ensure that our net worth, or our total assets minus our total liabilities, remains positive. Further information related to the conservatorship and our agreements with Treasury are discussed below under “Conservatorship.”
If current trends in the housing and financial markets continue or worsen, and we have a significant net loss in the fourth quarter of 2008, we may have a negative net worth as of December 31, 2008. If this were to occur, we would be required to obtain funding from Treasury pursuant to its commitment under the senior preferred stock purchase agreement in order to avoid a mandatory trigger of receivership under current statute.
Fair Value Update
Fannie Mae also reported a significant decrease in the non-GAAP estimated fair value of its net assets, from a positive $35.8 billion on December 31, 2007, to a negative ($46.4 billion) on September 30, 2008. The main drivers were:
•   A decrease due to the non-cash charge of $21.4 billion recorded during the third quarter of 2008 in our condensed consolidated results of operations to establish a partial deferred tax asset valuation allowance and an additional decrease of approximately $19.5 billion related to the deferred taxes associated with the fair value adjustments on our assets and liabilities, excluding our available-for-sale mortgage securities.
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Fannie Mae Third Quarter Results
Page Five
•   A decrease of approximately $36.6 billion, net of related tax, in the fair value of our net guaranty assets, reflecting the significant increase in the fair value of our guaranty obligations attributable to an increase in expected credit losses as well as an increase in risk premium due to our current guaranty fee pricing.
•   A decrease in the fair value of the net portfolio for our Capital Markets business, largely attributable to the significant widening of mortgage-to-debt option-adjusted spreads during the first nine months of 2008.
Third-Quarter Business Segment Review
Fannie Mae conducts its activities through three complementary business segments: Single-Family Credit Guaranty, Housing and Community Development, and Capital Markets. Our Single-Family Credit Guaranty business works with our lender customers to securitize single-family mortgage loans into Fannie Mae mortgage-backed securities (MBS) and to facilitate the purchase of single-family mortgage loans for our mortgage portfolio. Housing and Community Development (HCD) works with our lender customers to securitize multifamily mortgage loans into Fannie Mae MBS and to facilitate the purchase of multifamily mortgage loans for our mortgage portfolio. Our HCD business also makes debt and equity investments to increase the supply of affordable housing. Our Capital Markets group manages our investment activity in mortgage loans, mortgage-related securities and other investments, our debt financing activity, and our liquidity and capital positions.
Each business unit experienced an increase in its book of business in the third quarter as our new business acquisitions continued to outpace liquidations. Our mortgage credit book of business increased to $3.1 trillion on September 30, from $3.0 trillion on June 30 and from $2.9 trillion as of December 31, 2007. New business acquisitions — Fannie Mae MBS acquired by others and our mortgage portfolio purchases — declined in the third quarter to $126.9 billion from $199.1 billion in the second quarter. The decline in new business acquisitions reflected changes in our pricing and eligibility standards, which reduced our acquisition of higher-risk loans; changes in the eligibility standards of mortgage insurance companies, which further reduced our acquisition of loans with higher loan-to-value ratios; and lower levels of mortgage origination activity.
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Fannie Mae Third Quarter Results
Page Six
Single-Family Guaranty book of business grew by 1.3 percent during the third quarter to $2.8 trillion. Single-family guaranty fee income in the third quarter was $1.7 billion, down from $1.8 billion in the second quarter. Fannie Mae’s market share of new single-family mortgage-related securities issued decreased to an estimated 42 percent for the third quarter, compared with 45 percent for the second quarter. Single-family lost $14.2 billion in the quarter, driven in part by a 73 percent increase in credit-related expenses from the previous quarter to $9.2 billion, as noted above, and by a provision for federal income taxes driven by the deferred tax asset valuation allowance. Pre-tax, the segment lost $7.7 billion.
Housing and Community Development’s multifamily guaranty book of business grew by 4.2 percent in the third quarter to $169.8 billion, compared with $163.0 billion as of June 30. The segment’s guaranty fee income in the third quarter was $161 million, up from $134 million in the second quarter. Multifamily credit-related expenses were $26 million in the third quarter, compared with $10 million in the second quarter. The segment lost $2.6 billion in the quarter, driven largely by the provision for federal income taxes related to the deferred tax asset valuation allowance. Pre-tax, the segment lost $574 million.
Capital Markets’ net interest income in the third quarter was $2.3 billion, up from $2.0 billion in the second quarter. The mortgage investment portfolio balance rose to $744.7 billion as of September 30, compared with $737.5 billion as of June 30. The increase resulted from purchases of $45.4 billion, liquidations of $21.2 billion, and sales of $13.0 billion. Lower short-term interest rates were the primary driver of an increase in net interest yield on average interest-earning assets during the quarter, which in turn drove a significant increase in net interest income. The increase in net interest income was offset by investment and fair-value losses, and an $8.4 billion provision for federal income taxes related to the deferred tax asset valuation allowance. Capital Markets lost $12.2 billion in the quarter. Pre-tax, the segment lost $3.6 billion.
Conservatorship
On September 7, 2008, Henry M. Paulson, Jr., Secretary of Treasury, and James B. Lockhart III, Director of FHFA, announced several actions taken by Treasury and FHFA regarding Fannie Mae. Mr. Lockhart stated that they took these actions “to help restore confidence in Fannie Mae and Freddie Mac, enhance their capacity to fulfill their mission, and mitigate the systemic risk that has contributed directly to the instability in the current market.” These actions included the following:
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Fannie Mae Third Quarter Results
Page Seven
•	Placing us in conservatorship;

•	Eliminating our common and preferred dividends;

•	The execution of a senior preferred stock purchase agreement by our conservator, on our behalf, and Treasury, pursuant to which we issued to Treasury both senior preferred stock and a warrant to purchase common stock. The agreement provided for up to $100 billion from Treasury to help ensure we maintain a positive net worth; and

•	An agreement to establish a temporary secured lending credit facility that is available to us.
We provide a complete discussion of the conservatorship and our agreements with Treasury in the “Executive Summary” portion of our quarterly report on Form 10-Q for the period ended September 30, 2008.
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Fannie Mae exists to expand affordable housing and bring global capital to local communities in order to serve the U.S. housing market. Fannie Mae has a federal charter and operates in America’s secondary mortgage market to enhance the liquidity of the mortgage market by providing funds to mortgage bankers and other lenders so that they may lend to home buyers. In 2008, we mark our 70th year of service to America’s housing market. Our job is to help those who house America.

ANNEX I
FANNIE MAE
(In conservatorship)

Condensed Consolidated Balance Sheets
(Dollars in millions, except share amounts)
(Unaudited)

	As of
	September 30,	December 31,
	2008	2007

ASSETS
Cash and cash equivalents	$36,301	$3,941
Restricted cash	188	561
Federal funds sold and securities purchased under agreements to resell	33,420	49,041
Investments in securities:
Trading, at fair value (includes Fannie Mae MBS of $59,047 and $40,458 as of September 30, 2008 and December 31, 2007, respectively)	98,671	63,956
Available-for-sale, at fair value (includes Fannie Mae MBS of $162,856 and $138,943 as of September 30, 2008 and December 31, 2007, respectively)	262,054	293,557

Total investments in securities	360,725	357,513

Mortgage loans:
Loans held for sale, at lower of cost or market	7,908	7,008
Loans held for investment, at amortized cost	399,637	397,214
Allowance for loan losses	(1,803)	(698)

Total loans held for investment, net of allowance	397,834	396,516

Total mortgage loans	405,742	403,524
Advances to lenders	9,605	12,377
Accrued interest receivable	3,711	3,812
Acquired property, net	7,493	3,602
Derivative assets at fair value	1,099	885
Guaranty assets	10,240	9,666
Deferred tax assets	4,600	12,967
Partnership investments	9,825	11,000
Other assets	13,666	10,500

Total assets	$896,615	$879,389

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accrued interest payable	$6,264	$7,512
Federal funds purchased and securities sold under agreements to repurchase	1,357	869
Short-term debt (includes debt at fair value of $4,495 as of September 30, 2008)	280,382	234,160
Long-term debt (includes debt at fair value of $21,711 as of September 30, 2008)	550,928	562,139
Derivative liabilities at fair value	1,305	2,217
Reserve for guaranty losses (includes $1,275 and $211 as of September 30, 2008 and December 31, 2007, respectively, related to Fannie Mae MBS included in Investments in securities)	13,802	2,693
Guaranty obligations (includes $1,006 and $661 as of September 30, 2008 and December 31, 2007, respectively, related to Fannie Mae MBS included in Investments in securities)	16,816	15,393
Partnership liabilities	3,442	3,824
Other liabilities	12,884	6,464

Total liabilities	887,180	835,271

Minority interests in consolidated subsidiaries	159	107
Commitments and contingencies (Note 19)	—	—
Stockholders’ Equity:
Senior preferred stock, 1,000,000 shares issued and outstanding as of September 30, 2008	1,000	—
Preferred stock, 700,000,000 shares are authorized—607,125,000 and 466,375,000 shares issued and outstanding as of September 30, 2008 and December 31, 2007, respectively	21,725	16,913
Common stock, no par value, no maximum authorization—1,223,390,420 and 1,129,090,420 shares issued as of September 30, 2008 and December 31, 2007, respectively; 1,069,859,674 shares and 974,104,578 shares outstanding as of September 30, 2008 and December 31, 2007, respectively	642	593
Additional paid-in capital	3,153	1,831
Retained earnings (accumulated deficit)	(1,563)	33,548
Accumulated other comprehensive loss	(8,369)	(1,362)
Treasury stock, at cost, 153,530,746 shares and 154,985,842 shares as of September 30, 2008 and December 31, 2007, respectively	(7,312)	(7,512)

Total stockholders’ equity	9,276	44,011

Total liabilities and stockholders’ equity	$896,615	$879,389

See Notes to Condensed Consolidated Financial Statements.

FANNIE MAE
(In conservatorship)

Condensed Consolidated Statements of Operations
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	For the		For the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Interest income:
Trading securities	$1,416	$649	$4,529	$1,227
Available-for-sale securities	3,295	4,929	9,467	15,142
Mortgage loans	5,742	5,572	17,173	16,582
Other	310	322	1,000	793

Total interest income	10,763	11,472	32,169	33,744

Interest expense:
Short-term debt	1,680	2,401	5,928	6,811
Long-term debt	6,728	8,013	20,139	23,488

Total interest expense	8,408	10,414	26,067	30,299

Net interest income	2,355	1,058	6,102	3,445

Guaranty fee income (includes imputed interest of $481 and $380 for the three months ended September 30, 2008 and 2007, respectively and $1,035 and $963 for the nine months ended September 30, 2008 and 2007, respectively)	1,475	1,232	4,835	3,450
Losses on certain guaranty contracts	—	(294)	—	(1,038)
Trust management income	65	146	247	460
Investment gains (losses), net	(1,624)	(159)	(2,618)	43
Fair value losses, net	(3,947)	(2,082)	(7,807)	(1,224)
Debt extinguishment gains (losses), net	23	31	(158)	72
Losses from partnership investments	(587)	(147)	(923)	(527)
Fee and other income	164	217	616	751

Non-interest income (loss)	(4,431)	(1,056)	(5,808)	1,987

Administrative expenses:
Salaries and employee benefits	167	362	757	1,067
Professional services	139	192	389	654
Occupancy expenses	52	64	161	180
Other administrative expenses	43	42	118	117

Total administrative expenses	401	660	1,425	2,018
Minority interest in losses of consolidated subsidiaries	(25)	(4)	(22)	(3)
Provision for credit losses	8,763	1,087	16,921	1,770
Foreclosed property expense	478	113	912	269
Other expenses	195	130	802	334

Total expenses	9,812	1,986	20,038	4,388

Income (loss) before federal income taxes and extraordinary losses	(11,888)	(1,984)	(19,744)	1,044
Provision (benefit) for federal income taxes	17,011	(582)	13,607	(468)

Income (loss) before extraordinary losses	(28,899)	(1,402)	(33,351)	1,512
Extraordinary gains (losses), net of tax effect	(95)	3	(129)	(3)

Net income (loss)	$(28,994)	$(1,399)	$(33,480)	$1,509

Preferred stock dividends and issuance costs at redemption	(419)	(119)	(1,044)	(372)

Net income (loss) available to common stockholders	$(29,413)	$(1,518)	$(34,524)	$1,137

Basic earnings (loss) per share:
Earnings (loss) before extraordinary losses	$(12.96)	$(1.56)	$(24.15)	$1.17
Extraordinary losses, net of tax effect	(0.04)	—	(0.09)	—

Basic earnings (loss) per share	$(13.00)	$(1.56)	$(24.24)	$1.17

Diluted earnings (loss) per share:
Earnings (loss) before extraordinary losses	$(12.96)	$(1.56)	$(24.15)	$1.17
Extraordinary losses, net of tax effect	(0.04)	—	(0.09)	—

Diluted earnings (loss) per share	$(13.00)	$(1.56)	$(24.24)	$1.17

Cash dividends per common share	$0.05	$0.50	$0.75	$1.40
Weighted-average common shares outstanding:
Basic	2,262	974	1,424	973
Diluted	2,262	974	1,424	975

See Notes to Condensed Consolidated Financial Statements.

FANNIE MAE
(In conservatorship)

Condensed Consolidated Statements of Cash Flows
(Dollars in millions)
(Unaudited)

	For the
	Nine Months
	Ended
	September 30,
	2008	2007

Cash flows provided by operating activities:
Net income (loss)	$(33,480)	$1,509
Amortization of debt cost basis adjustments	6,497	7,372
Provision for credit losses	16,921	1,770
Valuation losses	7,303	96
Derivatives fair value adjustments	(1,952)	1,884
Current and deferred federal income taxes	12,762	(1,407)
Purchases of loans held for sale	(38,351)	(23,326)
Proceeds from repayments of loans held for sale	443	455
Net change in trading securities	71,193	27,206
Other, net	(1,206)	1,387

Net cash provided by operating activities	40,130	16,946
Cash flows (used in) provided by investing activities:
Purchases of trading securities held for investment	(7,625)	—
Proceeds from maturities of trading securities held for investment	7,318	—
Proceeds from sales of trading securities held for investment	2,824	—
Purchases of available-for-sale securities	(102,761)	(110,472)
Proceeds from maturities of available-for-sale securities	25,799	112,299
Proceeds from sales of available-for-sale securities	102,044	49,108
Purchases of loans held for investment	(48,874)	(48,448)
Proceeds from repayments of loans held for investment	37,169	45,202
Advances to lenders	(69,541)	(50,067)
Net proceeds from disposition of acquired property	(3,376)	1,049
Net change in federal funds sold and securities purchased under agreements to resell	15,135	2,767
Other, net	(107)	(692)

Net cash (used in) provided by investing activities	(41,995)	746
Cash flows provided by (used in) financing activities:
Proceeds from issuance of short-term debt	1,439,170	1,284,191
Payments to redeem short-term debt	(1,398,756)	(1,306,772)
Proceeds from issuance of long-term debt	218,052	149,577
Payments to redeem long-term debt	(230,081)	(143,149)
Proceeds from issuance of common and preferred stock	7,211	1,019
Net change in federal funds purchased and securities sold under agreements to repurchase	403	1,525
Other, net	(1,774)	(2,842)

Net cash provided by (used in) financing activities	34,225	(16,451)
Net increase in cash and cash equivalents	32,360	1,241
Cash and cash equivalents at beginning of period	3,941	3,239

Cash and cash equivalents at end of period	$36,301	$4,480

Cash paid during the period for:
Interest	$27,464	$29,269
Income taxes	845	1,888
Non-cash activities:
Securitization-related transfers from mortgage loans held for sale to investments in securities	$32,609	$20,479
Net transfers of loans held for sale to loans held for investment	5,819	2,180
Net deconsolidation transfers from mortgage loans held for sale to investments in securities	(850)	(82)
Net transfers from available-for-sale securities to mortgage loans held for sale	1,073	12
Transfers from advances to lenders to investments in securities (including transfers to trading securities of $40,660 and $42,331 for the nine months ended September 30, 2008 and 2007, respectively)	68,909	43,520
Net consolidation-related transfers from investments in securities to mortgage loans held for investment	(16,210)	7,471
Transfers to trading securities from the effect of adopting SFAS 159	56,217	—

See Notes to Condensed Consolidated Financial Statements.

FANNIE MAE
(In conservatorship)

Condensed Consolidated Statements of Changes in Stockholders’ Equity
(Dollars and shares in millions, except per share amounts)
(Unaudited)

								Retained	Accumulated
	Shares Outstanding						Additional	Earnings	Other		Total
	Senior			Senior	Preferred	Common	Paid-In	(Accumulated	Comprehensive	Treasury	Stockholders’
	Preferred	Preferred	Common	Preferred	Stock	Stock	Capital	Deficit)	Income (Loss)	Stock	Equity

Balance as of December 31, 2006	—	132	972	$—	$9,108	$593	$1,942	$37,955	$(445)	$(7,647)	$41,506
Cumulative effect from the adoption of FIN 48, net of tax	—	—	—	—	—	—	—	4	—	—	4

Balance as of January 1, 2007, adjusted	—	132	972	—	9,108	593	1,942	37,959	(445)	(7,647)	41,510
Comprehensive income:
Net income	—	—	—	—	—	—	—	1,509	—	—	1,509
Other comprehensive income, net of tax effect:
Unrealized losses on available-for-sale securities (net of tax of $634)	—	—	—	—	—	—	—	—	(1,177)	—	(1,177)
Reclassification adjustment for gains included in net income (net of tax of $154)	—	—	—	—	—	—	—	—	(286)	—	(286)
Unrealized gains on guaranty assets and guaranty fee buy-ups (net of tax of $40)	—	—	—	—	—	—	—	—	74	—	74
Net cash flow hedging losses (net of tax of $2)	—	—	—	—	—	—	—	—	(3)	—	(3)
Prior service cost and actuarial gains, net of amortization for defined benefit plans (net of tax of $25)	—	—	—	—	—	—	—	—	46	—	46

Total comprehensive income											163
Common stock dividends ($1.40 per share)	—	—	—	—	—	—	—	(1,369)	—	—	(1,369)
Preferred stock dividends	—	—	—	—	—	—	—	(362)	—	—	(362)
Preferred stock issued	—	40	—	—	1,000	—	(10)	—	—	—	990
Preferred stock redeemed	—	(22)	—	—	(1,100)	—	—	—	—	—	(1,100)
Treasury stock issued for stock options and benefit plans	—	—	2	—	—	—	(44)	—	—	134	90

Balance as of September 30, 2007	—	150	974	—	$9,008	$593	$1,888	$37,737	$(1,791)	$(7,513)	$39,922

Balance as of December 31, 2007	—	466	974	$—	$16,913	$593	$1,831	$33,548	$(1,362)	$(7,512)	$44,011
Cumulative effect from the adoption of SFAS 157 and SFAS 159, net of tax	—	—	—	—	—	—	—	148	(93)	—	55

Balance as of January 1, 2008, adjusted	—	466	974	—	16,913	593	1,831	33,696	(1,455)	(7,512)	44,066
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	(33,480)	—	—	(33,480)
Other comprehensive loss, net of tax effect:
Unrealized losses on available-for-sale securities (net of tax of $3,629)	—	—	—	—	—	—	—	—	(6,740)	—	(6,740)
Reclassification adjustment for gains included in net loss (net of tax of $35)	—	—	—	—	—	—	—	—	(65)	—	(65)
Unrealized losses on guaranty assets and guaranty fee buy-ups	—	—	—	—	—	—	—	—	(113)	—	(113)
Net cash flow hedging losses	—	—	—	—	—	—	—	—	(5)	—	(5)
Prior service cost and actuarial gains, net of amortization for defined benefit plans	—	—	—	—	—	—	—	—	9	—	9

Total comprehensive loss											(40,394)
Common stock dividends ($0.75 per share)	—	—	—	—	—	—	—	(741)	—	—	(741)
Preferred stock dividends declared	—	—	—	—	—	—	—	(1,038)	—	—	(1,038)
Senior preferred stock issued	1	—	—	1,000	—	—	—	—	—	—	1,000
Preferred stock issued	—	141	—	—	4,812	—	(127)	—	—	—	4,685
Common stock issued	—	—	94	—	—	49	2,477	—	—	—	2,526
Common stock warrant issued	—	—	—	—	—	—	3,518	—	—	—	3,518
Treasury commitment	—	—	—	—	—	—	(4,518)	—	—	—	(4,518)
Treasury stock issued for stock options and benefit plans	—	—	2	—	—	—	(28)	—	—	200	172

Balance as of September 30, 2008	1	607	1,070	$1,000	$21,725	$642	$3,153	$(1,563)	$(8,369)	$(7,312)	$9,276

See Notes to Condensed Consolidated Financial Statements.

Supplemental Non-GAAP Consolidated Fair Value Balance Sheets

	As of September 30, 2008					As of December 31, 2007
	GAAP					GAAP
	Carrying		Fair Value	Estimated		Carrying	Fair Value	Estimated
	Value		Adjustment(1)	Fair Value		Value	Adjustment(1)	Fair Value(2)
	(Dollars in millions)

Assets:
Cash and cash equivalents	$36,489		$—	$36,489	(3)	$4,502	$—	$4,502	(3)
Federal funds sold and securities purchased under agreements to resell	33,420		(31)	33,389	(3)	49,041	—	49,041	(3)
Trading securities	98,671		—	98,671	(3)	63,956	—	63,956	(3)
Available-for-sale securities	262,054		—	262,054	(3)	293,557	—	293,557	(3)
Mortgage loans:
Mortgage loans held for sale	7,908		116	8,024	(4)	7,008	75	7,083	(4)
Mortgage loans held for investment, net of allowance for loan losses	397,834		(4,151)	393,683	(4)	396,516	70	396,586	(4)
Guaranty assets of mortgage loans held in portfolio	—		3,487	3,487	(4)(5)	—	3,983	3,983	(4)(5)
Guaranty obligations of mortgage loans held in portfolio	—		(10,001)	(10,001	)(4)(5)	—	(4,747)	(4,747	)(4)(5)

Total mortgage loans	405,742		(10,549)	395,193	(3)(4)	403,524	(619)	402,905	(3)(4)
Advances to lenders	9,605		(184)	9,421	(3)	12,377	(328)	12,049	(3)
Derivative assets at fair value	1,099		—	1,099	(3)	885	—	885	(3)
Guaranty assets and buy-ups, net	11,318		3,843	15,161	(3)(5)	10,610	3,648	14,258	(3)(5)

Total financial assets	858,398		(6,921)	851,477	(3)	838,452	2,701	841,153	(3)
Master servicing assets and credit enhancements	1,582		5,957	7,539	(5)(6)	1,783	2,844	4,627	(5)(6)
Other assets	36,635		82	36,717	(6)(7)	39,154	5,418	44,572	(6)(7)

Total assets	$896,615		$(882)	$895,733		$879,389	$10,963	$890,352

Liabilities:
Federal funds purchased and securities sold under agreements to repurchase	$1,357		$20	$1,377	(3)	$869	$—	$869	(3)
Short-term debt	280,382	(8)	31	280,413	(3)	234,160	208	234,368	(3)
Long-term debt	550,928	(8)	11,701	562,629	(3)	562,139	18,194	580,333	(3)
Derivative liabilities at fair value	1,305		—	1,305	(3)	2,217	—	2,217	(3)
Guaranty obligations	16,816		58,097	74,913	(3)	15,393	5,156	20,549	(3)

Total financial liabilities	850,788		69,849	920,637	(3)	814,778	23,558	838,336	(3)
Other liabilities	36,392		(15,033)	21,359	(9)	20,493	(4,383)	16,110	(9)

Total liabilities	887,180		54,816	941,996		835,271	19,175	854,446
Minority interests in consolidated subsidiaries	159		—	159		107	—	107
Stockholders’ Equity (Deficit):
Senior preferred	1,000		—	1,000	(10)	—	—	—
Preferred	21,725		(20,255)	1,470	(11)	16,913	(1,565)	15,348	(11)
Common	(13,449)		(35,443)	(48,892	)(12)	27,098	(6,647)	20,451	(12)

Total stockholders’ equity (deficit)/non-GAAP fair value of net assets	$9,276		$(55,698)	$(46,422)		$44,011	$(8,212)	$35,799

Total liabilities and stockholders’ equity	$896,615		$(882)	$895,733		$879,389	$10,963	$890,352

See Explanation and Reconciliation of Non-GAAP Measures to GAAP Measures

Explanation and Reconciliation of Non-GAAP Measures to GAAP Measures

(1)	Each of the amounts listed as a “fair value adjustment” represents the difference between the carrying value included in our GAAP condensed consolidated balance sheets and our best judgment of the estimated fair value of the listed item.

(2)	Certain prior period amounts have been reclassified to conform to the current period presentation.

(3)	We determined the estimated fair value of these financial instruments in accordance with the fair value guidelines outlined in SFAS 157, as described in “Notes to Condensed Consolidated Financial Statements—Note 18, Fair Value of Financial Instruments.” In Note 18, we also disclose the carrying value and estimated fair value of our total financial assets and total financial liabilities as well as discuss the methodologies and assumptions we use in estimating the fair value of our financial instruments.

(4)	For business segment reporting purposes, we allocate intra-company guaranty fee income to our Single-Family and HCD businesses for managing the credit risk on mortgage loans held in portfolio by our Capital Markets group and charge a corresponding fee to our Capital Markets group. In computing this intra-company allocation, we disaggregate the total mortgage loans reported in our GAAP condensed consolidated balance sheets, which consists of “Mortgage loans held for sale” and “Mortgage loans held for investment, net of allowance for loan losses” into components that separately reflect the value associated with credit risk, which is managed by our guaranty businesses, and the interest rate risk, which is managed by our capital markets business. We report the estimated fair value of the credit risk components separately in our supplemental non-GAAP consolidated fair value balance sheets as “Guaranty assets of mortgage loans held in portfolio” and “Guaranty obligations of mortgage loans held in portfolio.” We report the estimated fair value of the interest rate risk components in our supplemental non-GAAP consolidated fair value balance sheets as “Mortgage loans held for sale” and “Mortgage loans held for investment, net of allowance for loan losses.” Taken together, these four components represent the estimated fair value of the total mortgage loans reported in our GAAP condensed consolidated balance sheets. We believe this presentation provides transparency into the components of the fair value of the mortgage loans associated with the activities of our guaranty businesses and the components of the activities of our capital markets business, which is consistent with the way we manage risks and allocate revenues and expenses for segment reporting purposes. While the carrying values and estimated fair values of the individual line items may differ from the amounts presented in Note 18 of the condensed consolidated financial statements, the combined amounts together equal the carrying value and estimated fair value amounts of total mortgage loans in Note 18.

(5)	In our GAAP condensed consolidated balance sheets, we report the guaranty assets associated with our outstanding Fannie Mae MBS and other guarantees as a separate line item and include buy-ups, master servicing assets and credit enhancements associated with our guaranty assets in “Other assets.” The GAAP carrying value of our guaranty assets reflects only those guaranty arrangements entered into subsequent to our adoption of FIN No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FIN No. 34) (“FIN 45”), on January 1, 2003. On a GAAP basis, our guaranty assets totaled $10.2 billion and $9.7 billion as of September 30, 2008 and December 31, 2007, respectively. The associated buy-ups totaled $1.1 billion and $944 million as of September 30, 2008 and December 31, 2007, respectively. In our non-GAAP supplemental consolidated fair value balance sheets, we also disclose the estimated guaranty assets and obligations related to mortgage loans held in our portfolio. The aggregate estimated fair value of the guaranty asset-related components totaled $16.2 billion and $18.1 billion as of September 30, 2008 and December 31, 2007, respectively. These components represent the sum of the following line items in this table: (i) Guaranty assets of mortgage loans held in portfolio; (ii) Guaranty obligations of mortgage loans held in portfolio, (iii) Guaranty assets and buy-ups; and (iv) Master servicing assets and credit enhancements. See “Critical Accounting Policies and Estimates—Fair Value of Financial Instruments—Change in Measuring the Fair Value of Guaranty Obligations.”

(6)	The line items “Master servicing assets and credit enhancements” and “Other assets” together consist of the assets presented on the following five line items in our GAAP condensed consolidated balance sheets: (i) Accrued interest receivable; (ii) Acquired property, net; (iii) Deferred tax assets, net of a valuation allowance; (iv) Partnership investments; and (v) Other assets. The carrying value of these items in our GAAP condensed consolidated balance sheets together totaled $39.3 billion and $41.9 billion as of September 30, 2008 and December 31, 2007, respectively. We deduct the carrying value of the buy-ups associated with our guaranty obligation, which totaled $1.1 billion and $944 million as of September 30, 2008 and December 31, 2007, respectively, from “Other assets” reported in our GAAP condensed consolidated balance sheets because buy-ups are a financial instrument that we combine with guaranty assets in our disclosure in Note 18. We have estimated the fair value of master servicing assets and credit enhancements based on our fair value methodologies discussed in Note 18.

(7)	With the exception of partnership investments and deferred tax assets, the GAAP carrying values of other assets generally approximate fair value. While we have included partnership investments at their carrying value in each of the non-GAAP supplemental consolidated fair value balance sheets, the fair values of these items are generally different from their GAAP carrying values, potentially materially. Our LIHTC partnership investments had a carrying value of $6.7 billion and $8.1 billion and an estimated fair value of $7.2 billion and $9.3 billion as of September 30, 2008 and December 31, 2007, respectively. We assume that certain other assets, consisting primarily of prepaid expenses, have no fair value. Our GAAP-basis deferred tax assets are described in “Notes to Condensed Consolidated Financial Statements—Note 11, Income Taxes.” In addition to the GAAP-basis deferred income tax amounts, net of a valuation allowance, included in “Other assets,” we previously included in our non-GAAP supplemental consolidated fair value balance sheets the estimated income tax effect related to the fair value adjustments made to derive the fair value of our net assets. Because our adjusted deferred income taxes are a net asset in each year, the amounts are included in our non-GAAP fair value balance sheets as a component of other assets. As discussed in Note 11, we established a deferred tax asset valuation allowance of $21.4 billion in the third quarter of 2008. Therefore, in calculating the fair value of our net assets as of September 30, 2008, we eliminated the tax effect of deferred tax benefits we would have otherwise recorded had we not concluded that it was necessary to establish a valuation allowance. Any remaining deferred tax assets relate to amounts not subject to the deferred tax asset valuation allowance.

(8)	Includes certain short-term debt and long-term debt instruments reported in our GAAP condensed consolidated balance sheet at fair value as of September 30, 2008 of $4.5 billion and $21.7 billion, respectively.

(9)	The line item “Other liabilities” consists of the liabilities presented on the following four line items in our GAAP condensed consolidated balance sheets: (i) Accrued interest payable; (ii) Reserve for guaranty losses; (iii) Partnership liabilities; and (iv) Other liabilities. The carrying value of these items in our GAAP condensed consolidated balance sheets together totaled $36.4 billion and $20.5 billion as of September 30, 2008 and December 31, 2007, respectively. The GAAP carrying values of these other liabilities generally approximate fair value. We assume that certain other liabilities, such as deferred revenues, have no fair value. Although we report the “Reserve for guaranty losses” as a separate line item on our condensed consolidated balance sheets, it is incorporated into and reported as part of the fair value of our guaranty obligations in our non-GAAP supplemental condensed consolidated fair value balance sheets.

(10)	“Senior preferred stockholders’ equity” is reflected in our non-GAAP supplemental condensed consolidated fair value balance sheets at its aggregate liquidation preference, which is the estimated fair value.

(11)	“Preferred stockholders’ equity” is reflected in our non-GAAP supplemental condensed consolidated fair value balance sheets at the estimated fair value.

(12)	“Common stockholders’ equity (deficit)” consists of the stockholders’ equity components presented on the following five line items in our GAAP condensed consolidated balance sheets: (i) Common stock; (ii) Additional paid-in capital; (iii) Retained earnings; (iv) Accumulated other comprehensive loss; and (v) Treasury stock, at cost. “Common stockholders’ equity (deficit)” represents the residual of the excess (deficit) of the estimated fair value of total assets over the estimated fair value of total liabilities, after taking into consideration senior preferred and preferred stockholders’ equity and minority interest in consolidated subsidiaries.